As filed with the Securities and Exchange Commission on May 19, 2004.

Amending Registration Nos. 333-101992

333-63448

333-47107

33-54701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8 AND

AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE CHARLES SCHWAB CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3025021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

120 Kearny Street

San Francisco, CA 94108

(Address of Principal Executive Offices)

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

EMPLOYEE STOCK INCENTIVE PLAN

2001 STOCK INCENTIVE PLAN

1992 STOCK INCENTIVE PLAN

(Full Titles of the Plans)

Christopher V. Dodds

Executive Vice President and Chief Financial Officer

The Charles Schwab Corporation

120 Kearny Street

San Francisco, CA 94108

Telephone: 415/627-7000

(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock par value $0.01	195,000,000(2)	—(3)	—(3)	—(3)

(1)	Pursuant to Rule 416(a), of the Securities Act of 1933, this Registration Statement also covers an additional indeterminate number of shares which by reason of certain events specified in the plan may become subject to the plan.
(2)	The Registrant amended and merged its Employee Stock Incentive Plan, 2001 Stock Incentive Plan and 1992 Stock Incentive Plan (the “Prior Plans”) into a single plan and restated such merged plan as the 2004 Stock Incentive Plan.
(3)	The shares of common stock of the Registrant covered by this registration statement were previously registered under the above-referenced registration statements, and the Registrant hereby files post-effective amendments thereto to reflect the amendment, merger and restatement of the Prior Plans of the Registrant as the 2004 Stock Incentive Plan. Accordingly, no additional fees are required for these shares.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

The Registrant amended and merged its Employee Stock Incentive Plan, 2001 Stock Incentive Plan, and 1992 Stock Incentive Plan (the “Prior Plans”) into a single plan and restated such merged plan as The Charles Schwab Corporation 2004 Stock Incentive Plan. The 195,000,000 shares of common stock of the Registrant covered by this registration statement were previously registered by the Registrant on registration statements on Form S-3 and Form S-8 filed for the Prior Plans. Registrant hereby files post-effective amendments thereto to reflect the amendment, merger and restatement of the Prior Plans as The Charles Schwab Corporation 2004 Stock Incentive Plan.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 11, 2004.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 10, 2004.

(c) The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 22, 1987, including any amendment or description filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Counsel who provided the opinion set forth in Exhibit 5 is a Vice President, Associate General Counsel and Assistant Corporate Secretary of the Registrant.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Fifth Restated Certificate of Incorporation provides that, pursuant to Delaware law, no director will be personally liable to the Registrant or its stockholders for monetary damages arising from a breach or alleged breach of a director’s fiduciary duty, with specific exceptions. The exceptions relate to (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) approval by a director of certain unlawful dividend payments, distributions or stock redemptions or repurchases or (iv) engaging in a transaction from which a director derives an improper personal benefit. Among the types of breaches for which directors will not be liable are those resulting from negligent or grossly negligent behavior.

The Registrant’s Third Restated Bylaws also provide for the indemnification of both our directors and officers within the limitations provided by Delaware law. Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers for actions taken in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interests. This provision is sufficiently broad to permit indemnification under certain circumstances for liabilities (and for reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended. The Registrant has entered into indemnity agreements with its directors that contain provisions that are in some respects broader than the specified indemnification provisions contained in Delaware law.

The Registrant has obtained directors’ and officers’ liability and corporate reimbursement insurance covering all of our officers and directors and the officers and directors of our subsidiaries and providing for the reimbursement of amounts paid by us or our subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and co-insurance provisions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

5	Opinion of Counsel.

23.1	Independent Auditor’s Consent.

23.2	Consent of Counsel (included in Exhibit 5).

24	Powers of Attorney (included as part of the signature page to this Registration Statement).

99	The Charles Schwab Corporation 2004 Stock Incentive Plan.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 19, 2004.

THE CHARLES SCHWAB CORPORATION

/s/ DAVID S. POTTRUCK

David S. Pottruck Chief Executive Officer and Director (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charles R. Schwab, David S. Pottruck and Christopher V. Dodds, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 19th day of May, 2004 by the following persons in the capacities indicated.

Name and Signature	Title

/s/ DAVID S. POTTRUCK David S. Pottruck	Chief Executive Officer and Director (Principal Executive Officer)

/s/ CHRISTOPHER V. DODDS Christopher V. Dodds	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ CHARLES R. SCHWAB Charles R. Schwab	Chairman of the Board

Name and Signature	Title

/s/ NANCY H. BECHTLE Nancy H. Bechtle	Director

/s/ C. PRESTON BUTCHER C. Preston Butcher	Director

/s/ DONALD G. FISHER Donald G. Fisher	Director

/s/ FRANK C. HERRINGER Frank C. Herringer	Director

/s/ STEPHEN T. MCLIN Stephen T. McLin	Director

/s/ GEORGE P. SHULTZ George P. Shultz	Director

/s/ PAULA A. SNEED Paula A. Sneed	Director

/s/ ROGER O. WALTHER Roger O. Walther	Director

/s/ ROBERT N. WILSON Robert N. Wilson	Director

/s/ DAVID B. YOFFIE David B. Yoffie	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5	Opinion of Counsel.

23.1	Independent Auditor’s Consent.

23.2	Consent of Counsel (included in Exhibit 5).

24	Powers of Attorney (included as part of the signature page to this Registration Statement).

99	The Charles Schwab Corporation 2004 Stock Incentive Plan.